Exhibit 99.1

News from Xerox

For Immediate Release
Xerox Corporation
45 Glover Avenue
P.O. Box 4505
Norwalk, CT   06856-4505
tel    +1-203-968-3000

Xerox Reports Third-Quarter 2016 Earnings

Company Delivers EPS in Line with Guidance and Strong Operating Cash Flow;
Continued Progress on Strategic Transformation and Separation

•	Delivers GAAP EPS of 17 cents and adjusted EPS of 27 cents

•	Total revenue of $4.2 billion, down 3 percent, or 4 percent on an adjusted constant currency basis

•	Services margin of 9.4 percent, up 1.6 percentage points on an adjusted basis

•	Document Technology margin of 13.1 percent, down 0.8 percentage points

•	Cash flow from operations of $370 million, up $99 million

•	Affirms and narrows full year 2016 guidance

•	Separation remains on track to complete by year-end

NORWALK, Conn., Oct. 28, 2016 - Xerox (NYSE: XRX) announced today its third-quarter financial results and reaffirmed its full-year guidance. The company reported continued progress on its strategic transformation program and remains on track to complete its planned separation into two independent, publicly traded companies by year end.

“In an important period for Xerox when our separation-related activities ramped up significantly, we delivered solid financial results despite challenging market conditions. This reflects our commitment to executing on all aspects of our ambitious agenda, including our strategic transformation and achieving our 2016 financial objectives,” said Ursula Burns, Xerox chairman and chief executive officer.

Xerox reported third-quarter GAAP EPS from continuing operations of 17 cents, up 21 cents compared to the same period last year, primarily due to a prior-year charge related to the company’s Health Enterprise strategy change. Adjusted EPS of 27 cents was within the company’s guidance and in line with the same period last year. Adjusted EPS excluded $105 million or 10 cents per share of after-tax costs related to the amortization of intangibles, restructuring and related costs, certain retirement related costs and separation costs.

Burns added, “As we move toward 2017, we remain intensely focused on implementing our strategic priorities to position both new companies for improved profitability and long-term growth that will create sustainable value for our shareholders.”

Third-Quarter Results
Third-quarter total revenue of $4.2 billion was down 3 percent year-over-year, or 4 percent on an adjusted constant currency basis.

Operating margin of 9.2 percent was down 0.2 percentage points year-over-year. Gross margin and selling, administrative and general expenses were 31.0 percent and 19.6 percent of revenue, respectively.

Services segment revenue of $2.4 billion was up 1 percent, or down 2 percent on an adjusted constant currency basis. Services margin improved 1.6 percentage points year-over-year on an adjusted basis to 9.4 percent, driven by significant productivity and cost savings across the company’s BPO business.

Document Technology revenue was $1.6 billion, down 9 percent or 7 percent in constant currency. Document Technology margin remained strong at 13.1 percent, down 0.8 percentage points year-over-year but up 0.5 percentage points sequentially, reflecting continued productivity gains and cost savings from the company’s strategic transformation program.

Xerox generated cash flow from operations of $370 million during the third quarter, up from $271 million in the same quarter last year. The company ended the quarter with a cash balance of $1.4 billion.

Separation Update
Xerox continued its progress toward the planned separation and remains on track to complete it by year end. Highlights include:

•
Xerox’s credit ratings remain investment grade following recent updates from the major rating agencies. Conduent Incorporated is expected to be a high non-investment grade rated company following the separation. These ratings are in line with management’s expectations.

•
Brian Webb-Walsh will serve as chief financial officer of Conduent, upon completion of the separation. Webb-Walsh is currently the CFO for Xerox Services and has twenty years of experience with the company in various finance roles.

•
Several amendments to Conduent’s Form 10 registration statement have been filed with the U.S. Securities and Exchange Commission. They included additional information about Conduent’s pro-forma capitalization and financial results and named the majority of its executive officers and seven out of the nine directors that will form Conduent’s board.

•
The company unveiled the new Conduent logo and visual identity which will distinguish the brand and provide a means for describing the company’s positioning, business model and key stakeholders. Conduent’s stock will trade on the New York Stock Exchange (NYSE) under the symbol “CNDT.” Xerox will continue to trade on the NYSE as “XRX.”

2016 Guidance
For fourth-quarter 2016, Xerox expects GAAP earnings of 11 to 14 cents per share and adjusted EPS of 32 to 35 cents per share.

The company narrowed its full-year guidance for GAAP EPS to 45 to 48 cents per share and for full-year adjusted EPS to $1.11 to $1.14.

Xerox continues to expect full-year 2016 cash flow from operations of $950 million to $1.2 billion and free cash flow of $600 to $850 million.

About Xerox
Xerox is helping change the way the world works. By applying our expertise in imaging, business process, analytics, automation and user-centric insights, we engineer the flow of work to provide greater productivity, efficiency and personalization. Our employees create meaningful innovations and provide business process services, printing equipment, software and solutions that make a real difference for our clients and their customers in 180 countries. On January 29, 2016, Xerox announced its plans to separate into two independent, publicly traded companies - Xerox Corporation, which will be comprised of the company’s Document Technology and Document Outsourcing businesses, and Conduent Incorporated, a business process services company. Learn more at www.xerox.com.

Non-GAAP Measures
As previously noted, the third quarter 2015 results included a charge related to a change in our Health Enterprise strategy. The charge was $389 million pre-tax ($241 million after-tax or 23 cents per share) and included a $116 million reduction in revenue. The impact of this charge has been excluded from third-quarter 2015 total revenue, operating margin, EPS, Services segment revenues and margin when making comparisons of the current quarter’s results against the prior year.

This release also refers to the following additional non-GAAP financial measures:

•
Adjusted EPS, for the third quarter 2016 as well as for the fourth quarter and full-year 2016 guidance, which excludes the amortization of intangibles, restructuring and related costs, certain retirement related costs as well as separation costs.

•	Operating margin, for the third quarter 2016, that excludes other expenses, net in addition to the EPS adjustments noted above.

•	Constant currency revenue growth for the third quarter 2016, which excludes the effects of currency translation.

•	Free cash flow for the full year 2016 guidance, which is cash flow from operations less capital expenditures including internal use software.

Refer to the “Non-GAAP Financial Measures” section of this release for a further discussion of these non-GAAP measures and their reconciliation to the reported GAAP measure.

Forward-Looking Statements
This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations, including with respect to the proposed separation of the Business Process Outsourcing ("BPO") business from the Document Technology and Document Outsourcing business, the expected timetable for completing the separation, the future financial and operating performance of each business, the strategic and competitive advantages of each business, future opportunities for each business and the expected amount of cost reductions that may be realized in the cost transformation program, and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that our bids do not accurately estimate the resources and costs required to implement and service very complex, multi-year governmental and commercial contracts, often in advance of the final determination of the full scope and design of such contracts or as a result of the scope of such contracts being changed during the life of such contracts; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; service interruptions; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions and the relocation of our service delivery centers; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems; the risk in the hiring and retention of qualified personnel; the risk that unexpected costs will be incurred; our ability to recover capital investments; the risk that our Services business could be adversely affected if we are unsuccessful in managing the start-up of new contracts; the collectability of our receivables for unbilled services associated with very large, multi-year contracts; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to expand equipment placements; interest rates, cost of borrowing and access to credit markets; the risk that our products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives; the outcome of litigation and regulatory proceedings to which we may be a party; the possibility that the proposed separation of the BPO business from the Document Technology and Document Outsourcing business will not be consummated within the anticipated time period or at all, including as the result of regulatory, market or other factors; the potential for disruption to our business in connection with the proposed separation; the potential that BPO and Document Technology and Document Outsourcing do not realize all of the expected benefits of the separation; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016 and our 2015 Annual Report on Form 10-K filed with the SEC. Such factors also include, but are not limited to, the factors that are set forth in the "Risk Factors" section, the "Legal Proceedings" section and other sections of the Conduent Incorporated Form 10 Registration Statement, as amended, filed with the SEC. Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

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Media Contacts:
Sean Collins, Xerox, +1-310-497-9205, sean.collins2@xerox.com
Carl Langsenkamp, Xerox, +1-585-423-5782, carl.langsenkamp@xerox.com

Investor Contacts:
Jennifer Horsley, Xerox, +1-203-849-2656, jennifer.horsley@xerox.com
Sean Cornett, Xerox, +1 203-849-2672, sean.cornett@xerox.com

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Xerox® and Xerox and Design® are trademarks of Xerox in the United States and/or other countries. Conduent is a trademark of Xerox Business Services, LLC in the United States and/or other countries.

Xerox Corporation
Condensed Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
(in millions, except per-share data)	2016	2015	% Change	2016	2015	% Change
Revenues
Sales	$1,076	$1,150	(6)%	$3,242	$3,500	(7)%
Outsourcing, maintenance and rentals	3,053	3,098	(1)%	9,388	9,630	(3)%
Financing	83	85	(2)%	248	262	(5)%
Total Revenues	4,212	4,333	(3)%	12,878	13,392	(4)%
Costs and Expenses
Cost of sales	657	721	(9)%	1,988	2,171	(8)%
Cost of outsourcing, maintenance and rentals	2,216	2,592	(15)%	6,839	7,316	(7)%
Cost of financing	32	33	(3)%	97	98	(1)%
Research, development and engineering expenses	126	135	(7)%	388	418	(7)%
Selling, administrative and general expenses	827	855	(3)%	2,571	2,676	(4)%
Restructuring and related costs	32	20	60%	229	191	20%
Amortization of intangible assets	77	77	—%	244	233	5%
Separation costs	39	—	*	75	—	*
Other expenses, net	56	73	(23)%	168	187	(10)%
Total Costs and Expenses	4,062	4,506	(10)%	12,599	13,290	(5)%
Income (Loss) Before Income Taxes & Equity Income(1)	150	(173)	*	279	102	*
Income tax expense (benefit)	5	(105)	*	(1)	(75)	(99)%
Equity in net income of unconsolidated affiliates	39	40	(3)%	98	103	(5)%
Income (Loss) from Continuing Operations	184	(28)	*	378	280	35%
Loss from discontinued operations, net of tax	—	(3)	*	—	(64)	*
Net Income (Loss)	184	(31)	*	378	216	75%
Less: Net income attributable to noncontrolling interests	3	3	—%	8	13	(38)%
Net Income (Loss) Attributable to Xerox	$181	$(34)	*	$370	$203	82%

Amounts Attributable to Xerox:
Net income (loss) from continuing operations	$181	$(31)	*	$370	$267	39%
Loss from discontinued operations, net of tax	—	(3)	*	—	(64)	*
Net Income (Loss) Attributable to Xerox	$181	$(34)	*	$370	$203	82%

Basic Earnings (Loss) per Share:
Continuing operations	$0.17	$(0.04)	*	$0.35	$0.23	52%
Discontinued operations	—	—	*	—	(0.06)	*
Total Basic Earnings (Loss) per Share	$0.17	$(0.04)	*	$0.35	$0.17	*
Diluted Earnings (Loss) per Share:
Continuing operations	$0.17	$(0.04)	*	$0.34	$0.23	48%
Discontinued operations	—	—	*	—	(0.06)	*
Total Diluted Earnings (Loss) per Share	$0.17	$(0.04)	*	$0.34	$0.17	100%
* Percent change not meaningful.
(1) Referred to as “Pre-Tax Income (Loss)” throughout the remainder of this document.

Xerox Corporation
Condensed Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2016	2015	2016	2015
Net income (loss)	$184	$(31)	$378	$216
Less: Net income attributable to noncontrolling interests	3	3	8	13
Net Income (Loss) Attributable to Xerox	181	(34)	370	203

Other Comprehensive (Loss) Income, Net:
Translation adjustments, net	(22)	(206)	92	(521)
Unrealized (losses) gains, net	(9)	8	24	18
Changes in defined benefit plans, net	(15)	97	(107)	262
Other Comprehensive (Loss) Income, Net	(46)	(101)	9	(241)
Less: Other comprehensive loss, net attributable to noncontrolling interests	—	(1)	(1)	(1)
Other Comprehensive (Loss) Income, Net Attributable to Xerox	(46)	(100)	10	(240)

Comprehensive Income (Loss), Net	138	(132)	387	(25)
Less: Comprehensive income, net attributable to noncontrolling interests	3	2	7	12
Comprehensive Income (Loss), Net Attributable to Xerox	$135	$(134)	$380	$(37)

Xerox Corporation
Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except share data in thousands)	September 30, 2016	December 31, 2015
Assets
Cash and cash equivalents	$1,423	$1,368
Accounts receivable, net	2,466	2,319
Billed portion of finance receivables, net	99	97
Finance receivables, net	1,279	1,315
Inventories	1,019	942
Other current assets	721	644
Total current assets	7,007	6,685
Finance receivables due after one year, net	2,457	2,576
Equipment on operating leases, net	488	495
Land, buildings and equipment, net	958	996
Investments in affiliates, at equity	1,524	1,389
Intangible assets, net	1,528	1,765
Goodwill	8,688	8,823
Other long-term assets	1,992	2,060
Total Assets	$24,642	$24,789
Liabilities and Equity
Short-term debt and current portion of long-term debt	$2,033	$985
Accounts payable	1,312	1,614
Accrued compensation and benefits costs	647	651
Unearned income	401	428
Other current liabilities	1,389	1,576
Total current liabilities	5,782	5,254
Long-term debt	5,346	6,354
Pension and other benefit liabilities	2,738	2,513
Post-retirement medical benefits	744	785
Other long-term liabilities	389	417
Total Liabilities	14,999	15,323

Series A Convertible Preferred Stock	349	349

Common stock	1,014	1,013
Additional paid-in capital	3,071	3,017
Retained earnings	9,801	9,686
Accumulated other comprehensive loss	(4,632)	(4,642)
Xerox shareholders’ equity	9,254	9,074
Noncontrolling interests	40	43
Total Equity	9,294	9,117
Total Liabilities and Equity	$24,642	$24,789

Shares of common stock issued and outstanding	1,013,777	1,012,836

Xerox Corporation
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2016	2015	2016	2015
Cash Flows from Operating Activities:
Net income (loss)	$184	$(31)	$378	$216
Adjustments required to reconcile net income (loss) to cash flows from operating activities:
Depreciation and amortization	275	317	843	910
Provision for receivables	15	16	42	48
Provision for inventory	6	8	21	24
Net (gain) loss on sales of businesses and assets	(2)	5	(18)	67
Undistributed equity in net income of unconsolidated affiliates	(36)	(37)	(64)	(71)
Stock-based compensation	22	(8)	49	37
Restructuring and asset impairment charges	13	20	199	191
Payments for restructurings	(55)	(20)	(120)	(81)
Contributions to defined benefit pension plans	(35)	(50)	(106)	(148)
(Increase) decrease in accounts receivable and billed portion of finance receivables	(44)	115	(312)	(130)
Collections of deferred proceeds from sales of receivables	58	58	191	192
Increase in inventories	(12)	(61)	(104)	(254)
Increase in equipment on operating leases	(74)	(71)	(204)	(210)
Decrease (increase) in finance receivables	53	(30)	138	48
Collections on beneficial interest from sales of finance receivables	5	10	20	37
Decrease (increase) in other current and long-term assets	17	(34)	(43)	(94)
Decrease in accounts payable and accrued compensation	(60)	(67)	(289)	(105)
(Decrease) increase in other current and long-term liabilities	(29)	271	(215)	188
Net change in income tax assets and liabilities	(19)	(142)	(93)	(93)
Net change in derivative assets and liabilities	49	(19)	—	(17)
Other operating, net	39	21	209	(22)
Net cash provided by operating activities	370	271	522	733
Cash Flows from Investing Activities:
Cost of additions to land, buildings and equipment	(52)	(39)	(153)	(191)
Proceeds from sales of land, buildings and equipment	3	7	23	23
Cost of additions to internal use software	(21)	(26)	(65)	(71)
Proceeds from sale of businesses	—	6	(53)	939
Acquisitions, net of cash acquired	—	(153)	(18)	(201)
Other investing, net	1	(1)	5	28
Net cash (used in) provided by investing activities	(69)	(206)	(261)	527
Cash Flows from Financing Activities:
Net (payments) proceeds on debt	(1)	(74)	41	(171)
Common stock dividends	(79)	(84)	(228)	(231)
Preferred stock dividends	(6)	(6)	(18)	(18)
Proceeds from issuances of common stock	3	3	6	17
Excess tax benefits from stock-based compensation	—	14	—	17
Payments to acquire treasury stock, including fees	—	(691)	—	(1,302)
Repurchases related to stock-based compensation	—	(49)	—	(50)
Distributions to noncontrolling interests	(1)	(1)	(13)	(57)
Other financing	—	—	(1)	(1)
Net cash used in financing activities	(84)	(888)	(213)	(1,796)
Effect of exchange rate changes on cash and cash equivalents	3	(14)	7	(71)
Increase (decrease) in cash and cash equivalents	220	(837)	55	(607)
Cash and cash equivalents at beginning of period	1,203	1,641	1,368	1,411
Cash and Cash Equivalents at End of Period	$1,423	$804	$1,423	$804

Financial Review
Separation Update

On January 29, 2016, Xerox announced plans for the complete legal and structural separation of the Company's Business Process Outsourcing (BPO) business, to be named Conduent Incorporated (Conduent), from its Document Technology and Document Outsourcing (DT/DO) business, which will retain the Xerox Corporation name. Each of the businesses will operate as an independent, publicly-traded company. The transaction is intended to be tax-free for Xerox shareholders for federal income tax purposes.

During third quarter 2016, the CFO for Conduent was announced, and several amendments to the Form 10 registration statement for Conduent were filed with the U.S. Securities and Exchange Commission (SEC), including one that provided additional information on its pro-forma capitalization and results and another that named the majority of its executive management and seven of nine of its directors. Also, Xerox's credit ratings remain investment grade following recent updates from the major rating agencies. Conduent is expected to be a high non-investment grade rated company following the separation. These ratings are in line with management’s expectations. In addition, we released Conduent's brand identity and announced that its stock would trade on the New York Stock Exchange (NYSE) under the symbol "CNDT" while Xerox would continue to trade on the NYSE as "XRX."

Xerox has begun the process to separate and is finalizing the transaction structure, which is predicated on a spin-off of the BPO business. To effect the separation, Xerox is currently undertaking a series of internal transactions, following which Conduent will hold, directly or through its subsidiaries, the BPO business. The separation will be completed by way of a pro rata distribution of Conduent shares held by Xerox to Xerox's shareholders.

Our objective is to complete the separation by year-end 2016, subject to customary regulatory approvals, the effectiveness of the Form 10 registration statement with the SEC, tax considerations, securing any necessary financing and final approval of the Xerox Board of Directors. Until the separation is complete, we will continue to operate and report as a single company, and it will continue to be business as usual for our customers and employees.

In conjunction with the separation, Xerox also began a three-year Strategic Transformation program targeting a cumulative $2.4 billion savings across all segments. The program is inclusive of ongoing activities and $600 million of incremental transformation initiatives.
2015 Health Enterprise (HE) Charge

Prior year results include a pre-tax charge (HE charge) of $389 million ($241 million after-tax or 23 cents per share)associated with our third quarter 2015 decision to not fully complete the HE implementations in California and Montana. The charge included a $116 million reduction to revenues with the remaining $273 million recorded to costs of outsourcing, maintenance and rentals. As a result of the significant year-over-year impact of the HE charge on our reported revenues, earnings and key metrics, we are also comparing our current year results to adjusted prior year results, which exclude the HE charge. These adjusted results and comparisons are noted as "adjusted" in the discussion below.

Revenues

	Three Months Ended September 30,				% of Total Revenue
(in millions)	2016	2015	% Change	CC % Change	2016	2015
Equipment sales	$613	$668	(8)%	(7)%	15%	15%
Annuity revenue	3,599	3,665	(2)%	(1)%	85%	85%
Total Revenue	$4,212	$4,333	(3)%	(2)%	100%	100%

Reconciliation to Condensed Consolidated Statements of Income:
Sales	$1,076	$1,150	(6)%	(5)%
Less: Supplies, paper and other sales	(463)	(482)	(4)%	(2)%
Equipment Sales	$613	$668	(8)%	(7)%

Outsourcing, maintenance and rentals	$3,053	$3,098	(1)%	—%
Add: Supplies, paper and other sales	463	482	(4)%	(2)%
Add: Financing	83	85	(2)%	(2)%
Annuity Revenue	$3,599	$3,665	(2)%	(1)%

Adjusted(1):
Outsourcing, maintenance and rentals	$3,053	$3,214	(5)%	(4)%
Annuity revenue	$3,599	$3,781	(5)%	(4)%	85%	85%
Total Revenue	$4,212	$4,449	(5)%	(4)%
____________________________
 (1) See the "Non-GAAP Financial Measures" section for an explanation of the non-GAAP financial measure.
CC - Constant Currency (See "Non-GAAP Financial Measures" section)

Third quarter 2016 total revenues decreased 3% as compared to third quarter 2015. On an adjusted1 basis, excluding the third quarter 2015 HE charge, total revenues decreased 5%, with a 1-percentage point negative impact from currency. On a revenue-weighted basis, our major European currencies and the Canadian Dollar were approximately 3% weaker against the U.S. Dollar as compared to prior year. Revenues from these major foreign currencies comprise approximately 25% of our total consolidated revenues (revenues from the Pound Sterling represent approximately 5% of the total), while overall non-U.S. revenues represent almost one third of the total. Third quarter 2016 total revenues reflect the following:

•
Annuity revenue decreased 2% as compared to third quarter 2015. On an adjusted[1] basis, annuity revenue decreased 5%, with a 1-percentage point negative impact from currency. Annuity revenue is comprised of the following:

◦
Outsourcing, maintenance and rentals revenue includes outsourcing revenue within the Services segment and maintenance revenue (including bundled supplies) and rental revenue, primarily within the Document Technology segment. These revenues declined 1%, or 5% on an adjusted[1] basis, with a 1-percentage point negative impact from currency, primarily due to a continued decline in the Document Technology segment as well as a modest decline in the Services segment.

◦
Supplies, paper and other sales includes unbundled supplies and other sales, primarily within the Document Technology segment. The 4% decline in these revenues included a 2-percentage point negative impact from currency, reduced supplies demand as a result of lower equipment sales in prior periods and lower OEM supplies sales.

◦
Financing revenue is generated from financed equipment sale transactions primarily within the Document Technology segment. The 2% decline in these revenues reflected a declining finance receivables balance due to lower equipment sales in prior periods.

•
Equipment sales revenue is reported primarily within our Document Technology segment and the Document Outsourcing business within our Services segment. Equipment sales revenue decreased 8% as compared to third quarter 2015, with a 1-percentage point negative impact from currency. The decline was driven by fewer large-account sales in North America, lower OEM sales as well as overall price declines that continue to be within our historical range of 5% to 10%. These areas of decline were partially offset by modest growth in developing markets.

Additional analysis of the change in revenue for each business segment is included in the “Segment Review” section.

Costs, Expenses and Other Income
Summary of Key Financial Ratios
The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended September 30,
	Reported			Adjusted(1)
	2016	2015	B/(W)	2016	2015	B/(W)
Total Gross Margin	31.0%	22.8%	8.2 pts.	31.3%	31.2%	0.1 pts.
RD&E as a % of Revenue	3.0%	3.1%	0.1 pts.	2.8%	2.9%	0.1 pts.
SAG as a % of Revenue	19.6%	19.7%	0.1 pts.	19.3%	18.9%	(0.4) pts.

Pre-tax Income Margin	3.6%	(4.0)%	7.6 pts.	N/A	N/A	N/A

Operating Margin (1)	N/A	N/A	N/A	9.2%	9.4%	(0.2) pts.
____________________________

(1)	See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.

Pre-tax Income Margin
Third quarter 2016 pre-tax income margin of 3.6% increased 7.6-percentage points as compared to third quarter 2015. The increase was primarily driven by the third quarter 2015 HE charge of $389 million partially offset by higher 2016 restructuring and related costs as well as separation costs.

Pre-tax income margin includes the amortization of intangible assets, restructuring and related costs, separation costs and other expenses, net, all of which are separately discussed in subsequent sections. Pre-tax income margin also includes non-service retirement related costs, which increased by $4 million in third quarter 2016 as compared to third quarter 2015. Operating margin, discussed below, excludes all of these items.
Operating Margin
Third quarter 2016 operating margin1 of 9.2% decreased 0.2-percentage points as compared to third quarter 2015. Benefits from strategic transformation cost and productivity initiatives were more than offset by increased expense, particularly in SAG, due to favorable prior-year compensation and benefit adjustments as well as the decline in total company revenue.
Gross Margin
Third quarter 2016 gross margin of 31.0% increased 8.2-percentage points as compared to third quarter 2015. On an adjusted1 basis, gross margin of 31.3% increased by 0.1-percentage point. Services and Document Technology gross margins each improved year-over-year driven by cost and productivity improvements. These improvements were partially offset by the higher proportion of our revenue from Services (which historically has a lower gross margin).

Additional analysis of the change in gross margin for each business segment is included in the “Segment Review” section.

Research, Development and Engineering Expenses (RD&E)
Third quarter 2016 RD&E as a percentage of revenue of 3.0% decreased 0.1-percentage point from third quarter 2015. On an adjusted1 basis, RD&E was 2.8% of revenue and decreased 0.1-percentage point due to restructuring savings and the higher mix of Services revenue (which historically has lower RD&E as a percentage of revenue).
RD&E of $126 million decreased by $9 million compared to third quarter 2015. On an adjusted1 basis, RD&E of $119 million decreased by $10 million. We strategically coordinate R&D with Fuji Xerox.

Selling, Administrative and General Expenses (SAG)
SAG as a percentage of revenue of 19.6% decreased by 0.1-percentage point from third quarter 2015. On an adjusted1 basis, SAG was 19.3% of revenue and increased 0.4-percentage points. Restructuring and productivity improvements and a higher mix of Services revenue (which historically has lower SAG as a percentage of revenue) were more than offset by higher compensation and benefit expense and the decline in total company revenue.
SAG of $827 million was $28 million lower than third quarter 2015. On an adjusted1 basis, SAG of $813 million decreased $28 million, including a $15 million favorable impact from currency and reflected the following:

•	$33 million decrease in selling expenses.

•	$4 million increase in general and administrative expenses.

•	$1 million increase in bad debt expense. Third quarter 2016 bad debt expense remained at less than one percent of receivables.
Restructuring and Related Costs
Restructuring and related costs of $32 million include restructuring and asset impairment charges of $13 million as well as $19 million of additional costs primarily related to professional support services associated with the implementation of the Strategic Transformation program.

Third quarter 2016 net restructuring and asset impairment charges of $13 million included $21 million of severance costs related to headcount reductions of approximately 550 employees worldwide. Approximately 75% of the charges were related to our Document Technology segment and 25% to our Services segment. The third quarter 2016 actions impacted several functional areas, with approximately 40% of the costs focused on gross margin improvements and approximately 50% on SAG reductions, with the remainder focused on RD&E optimization. These costs were partially offset by $8 million of net reversals for changes in estimated reserves from prior period initiatives.

During third quarter 2015, we recorded net restructuring and asset impairment charges of $20 million, which included approximately $16 million of severance costs related to headcount reductions of approximately 780 employees primarily related to the Services segment, $1 million of lease cancellation costs and $7 million of asset impairments which were primarily related to a surplus Canadian facility. These costs were partially offset by $4 million of net reversals for changes in estimated reserves from prior period initiatives.
The restructuring reserve balance as of September 30, 2016 for all programs was $103 million, of which $98 million is expected to be spent over the next twelve months.

We continue to expect restructuring and related costs of approximately $300 million for full-year 2016.
Separation costs
Separation costs are primarily for third-party investment banking, accounting, legal, consulting and other similar types of services related to the separation transaction as well as costs associated with the operational separation of the two companies, such as those related to human resources, brand management, real estate and information management to the extent not capitalized. Separation costs also include the costs associated with bonuses and restricted stock grants awarded to employees for retention through the separation.

During third quarter and year-to-date 2016, we recorded separation costs of $39 million and $75 million, respectively. For full-year 2016, we continue to expect to incur separation costs of approximately $175 to $200 million, which exclude tax-related separation costs discussed below in Income Taxes. We also continue to anticipate separation-related capital spending of approximately $50 million for full-year 2016.
Amortization of Intangible Assets
Third quarter 2016 amortization of intangible assets of $77 million was flat compared to third quarter 2015.

Worldwide Employment
Worldwide employment was approximately 131,800 as of September 30, 2016 and decreased by 11,800 from December 31, 2015, due to the impact of restructuring and productivity-related reductions as well as seasonal reductions.

Other Expenses, Net

	Three Months Ended September 30,
(in millions)	2016	2015
Non-financing interest expense	$49	$55
Interest income	(3)	(2)
Gains on sales of businesses and assets (1)	(2)	—
Currency losses, net	3	3
Litigation matters	3	6
Loss on sales of accounts receivables	4	3
Deferred compensation investment (gains) losses	(2)	5
All other expenses, net	4	3
Total Other Expenses, Net	$56	$73
____________________________

(1)	Excludes the loss on sale of the ITO business reported in Discontinued Operations.
Non-financing interest expense
Third quarter 2016 non-financing interest expense of $49 million was $6 million lower than third quarter 2015. When combined with financing interest expense (cost of financing), total company interest expense declined by $7 million from third quarter 2015 driven by a lower average cost of debt, primarily due to a lower rate on our one-year $1.0 billion senior unsecured term facility and a lower debt balance.
Deferred compensation investment
Third quarter 2016 deferred compensation gains were $7 million higher than third quarter 2015 due to the performance of the underlying investments.

Income Taxes
Third quarter 2016 effective tax rate was 3.3%. On an adjusted1 basis, third quarter 2016 tax rate was 25.3%. Both rates were lower than the U.S. statutory tax rate primarily due to foreign tax credits resulting from anticipated dividends from our foreign subsidiaries. The effective tax rate of 3.3% also included tax-related separation costs, which are discussed below.

Third quarter 2015 effective tax rate was 60.7% which was higher than the U.S. statutory tax rate primarily due to the discrete tax benefit associated with the HE charge. On an adjusted1 basis, third quarter 2015 tax rate was 27.1%, which was lower than the U.S. statutory tax rate primarily due to foreign tax credits resulting from anticipated dividends from our foreign subsidiaries, the geographical mix of profits and the reversal of a deferred tax valuation allowance, partially offset by additions to unrecognized tax positions.

Our effective tax rate is based on nonrecurring events as well as recurring factors, including the taxation of foreign income. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable. Excluding the effects of intangibles amortization, restructuring and related costs, non-service retirement related costs, separation costs and other discrete items, we anticipate that our adjusted1 effective tax rate will be approximately 25% to 27% for fourth quarter 2016 and approximately 23% to 25% for full year 2016.
Tax-related Separation Costs
We recorded a deferred tax benefit/asset of $15 million related to our separation costs for third quarter 2016 and $29 million for the 2016 year-to-date period. We estimate half of the year-to-date deferred tax asset will be eliminated at the time the separation is executed, as certain separation costs are expected to be non-deductible.

In connection with the actual legal separation of the company, we expect to effect certain internal reorganizations of, and transactions among, our wholly-owned subsidiaries and operating activities in preparation for the legal form of separation. Although we believe that, for the most part, this reorganization of entities can be completed in a tax-free manner, we do expect to incur incremental income tax expense associated with certain elements of the reorganization. Accordingly, for year-to-date 2016, we recorded $24 million, including a $2 million credit in third quarter 2016, for the estimated income tax on the book/tax basis differences currently associated with our investments in certain subsidiaries that are expected to be impacted by these internal reorganizations. Upon final separation of the company, we also expect to recognize additional income tax expense in certain state and international jurisdictions primarily related to the change in realizability of certain deferred tax assets. At present, we estimate that this additional income tax expense will be approximately $15 to $25 million, for a total of approximately $40 to $50 million for full-year 2016.
Equity in Net Income of Unconsolidated Affiliates
Equity in net income of unconsolidated affiliates primarily reflects our 25% share of Fuji Xerox net income. Third quarter 2016 equity income of $39 million was $1 million lower than third quarter 2015, including a $2 million charge related to our share of Fuji Xerox after-tax restructuring in both periods.

Net Income
Third quarter 2016 net income from continuing operations attributable to Xerox was $181 million, or $0.17 per diluted share. On an adjusted1 basis, net income from continuing operations attributable to Xerox was $286 million, or $0.27 per diluted share. Third quarter 2016 adjustments to net income include the amortization of intangible assets, restructuring and related costs, non-service retirement related costs and separation costs.

Third quarter 2015 net loss from continuing operations attributable to Xerox was $31 million, or $0.04 per diluted share. On an adjusted1 basis, net income from continuing operations attributable to Xerox was $289 million, or $0.27 per diluted share. Third quarter 2015 adjustments to net income include the amortization of intangible assets, restructuring and related costs, the HE charge and non-service retirement related costs.

The Net Income (Loss) and EPS reconciliation table in the "Non-GAAP Financial Measures" section contains the third quarter adjustments to net income.
The calculations of basic and diluted earnings per share are included as Appendix I. See the "Non-GAAP Financial Measures" section for calculation of adjusted EPS.

Discontinued Operations
Information Technology Outsourcing (ITO):
In fourth quarter 2014, we announced an agreement to sell the ITO business to Atos and began reporting it as a Discontinued Operation. All prior periods were accordingly revised to conform to this presentation. The sale was completed on June 30, 2015.

There were no Discontinued Operations as of September 30, 2016. Summarized financial information for our Discontinued Operations for the three months ended September 30, 2015 is as follows:

	Three Months Ended September 30, 2015
(in millions)	ITO	Other	Total
Revenues	$—	$—	$—

Income from operations	$—	$—	$—
Loss on disposal	(5)	—	(5)
Net loss before income taxes	$(5)	$—	$(5)
Income tax benefit	2	—	2
Loss from discontinued operations, net of tax	$(3)	$—	$(3)

Segment Review

In first quarter 2016, we revised our segment reporting to reflect the following changes:

•
The transfer of the Education/Student Loan business from the Services segment to Other as a result of the expected continued run-off of this business. The business does not meet the threshold for separate segment reporting.

•	The exclusion of the non-service elements of our defined-benefit pension and retiree-health plan costs from Segment profit.

Prior year amounts were revised accordingly to reflect these changes.

	Three Months Ended September 30,
(in millions)	Equipment Sales Revenue	Annuity Revenue	Total Revenues	% of Total Revenue	Segment Profit (Loss)	Segment Margin
2016
Services	$116	$2,282	$2,398	57%	$226	9.4%
Document Technology	453	1,173	1,626	39%	213	13.1%
Other	44	144	188	4%	(65)	(34.6)%
Total	$613	$3,599	$4,212	100%	$374	8.9%

2015
Services	$117	$2,250	$2,367	55%	$(196)	(8.3)%
Document Technology	525	1,253	1,778	41%	248	13.9%
Other	26	162	188	4%	(55)	(29.3)%
Total	$668	$3,665	$4,333	100%	$(3)	(0.1)%

Adjusted(1):
Services	$117	$2,366	$2,483	56%	$193	7.8%
Total	$668	$3,781	$4,449	N/A	$386	8.7%
____________________________
(1) See the "Non-GAAP Financial Measures" section for an explanation of the non-GAAP financial measure.
Refer to Appendix II for the reconciliation of Segment Profit to Pre-tax Income.
Services
Our Services segment comprises two service offerings: Business Process Outsourcing (BPO) and Document Outsourcing (DO).
Services Revenue Breakdown:

	Three Months Ended September 30,
(in millions)	2016	2015	% Change	CC % Change
Business Process Outsourcing	$1,607	$1,566	3%	4%
Document Outsourcing	791	801	(1)%	1%
Total Revenue - Services	$2,398	$2,367	1%	3%

Adjusted(1):
Business Process Outsourcing	$1,607	$1,682	(4)%	(4)%
Total Revenue - Services	$2,398	$2,483	(3)%	(2)%
____________________________
(1) See the "Non-GAAP Financial Measures" section for an explanation of the non-GAAP financial measure.
CC - Constant Currency (See "Non-GAAP Financial Measures" section)
Note: The above table excludes intercompany revenue.

Revenue
Third quarter 2016 Services revenue of $2,398 million was 57% of total revenue and increased 1% from third quarter 2015. On an adjusted1 basis, Services revenue decreased 3%, with a 1-percentage point negative impact from currency.

•
BPO revenue increased 3% from third quarter 2015 and represented 67% of total Services revenue. On an adjusted[1] basis, BPO revenue decreased 4% with minimal currency impact. The decline was driven by lower volumes and lost business, as well as overall price declines that were consistent with prior periods. These areas of decline were partially offset by ramping new contracts and modest growth from acquisitions.

◦
In third quarter 2016, BPO revenue mix across the major business areas was as follows: Commercial Industries (excluding healthcare) - 44%; Healthcare - 24%; Public Sector - 28%; and all other (including our HE Medicaid platform implementations) - 4%.

•
DO revenue decreased 1%, with a 2-percentage point negative impact from currency, and represented 33% of Services revenue. Growth at constant currency was driven primarily from our partner print services offerings, which more than offset the impact of lower new business signings and price declines on renewals.

Segment Margin
Third quarter 2016 Services segment margin of 9.4% increased by 17.7-percentage points, or 1.6-percentage points on an adjusted1 basis, from third quarter 2015, including a 0.9-percentage point increase in gross margin. The increase reflected restructuring and productivity improvements, particularly in BPO, which more than offset price declines, as well as anticipated year-over-year benefits from lower expenses associated with our HE platform implementations and a higher proportion of DO revenue (which historically has higher segment margin). These benefits were partially offset by continuing margin pressures in our customer care offering as well as higher compensation and benefit expense. BPO margin does not reflect the impact of our Student Loan business, which is included in Other.

Government Healthcare
Our HE platform is performing to contractual standards in the states where it has been fully implemented, which include New Hampshire, Alaska and North Dakota. New Hampshire was certified by the Center for Medicare and Medicaid Services in June 2015, and we are currently in the process of getting our Alaska HE implementation certified and in the planning phase of North Dakota certification. We continue to strengthen and improve our platform development and systems integration capabilities with additional resources and enhanced program management and quality control practices.

Due to a number of factors, development work to implement the HE platform in New York has been elongated beyond the current contractual schedule resulting in, among other things, increased delivery costs, which we have considered in our estimates of revenues and costs under the percentage-of-completion accounting methodology.

We continue to work with New York to address new regulatory requirements, policy changes and enhanced security protocols, which are expected to further lengthen the schedule and may result in material increases in future costs to complete. We are seeking to mitigate these impacts through a combination of operational actions as well as by working with New York to pursue an amendment to the contract that will revise the project schedule and increase the reimbursement we receive.

Metrics
Signings
Signings are defined as estimated future revenues from contracts signed during the period, including renewals of existing contracts. Third quarter 2016 Services signings were $2.2 billion in Total Contract Value (TCV).

•	BPO signings of $1.5 billion TCV

•	DO signings of $0.7 billion TCV
Signings increased 15% from third quarter 2015, with a 2-percentage point negative impact from currency, primarily reflecting higher contribution from renewals. On a trailing twelve month (TTM) basis, signings increased 6% at constant currency from the comparable prior year period. New business TCV at constant currency decreased 15% from third quarter 2015 and decreased 9% on a TTM basis; these declines reflect, in part, our decision to not pursue opportunities with lower margin and return profiles. DO signings do not include signings from our growing partner print services offerings.
Note: TCV is the estimated total contractual revenue related to signed contracts.

Renewal rate (Total Services)
Renewal rate is defined as the annual recurring revenue (ARR) on contracts that are renewed during the period as a percentage of ARR on all contracts for which a renewal decision was made during the period. The combined third quarter 2016 contract renewal rate for BPO and DO contracts was 86%, within our target range of 85%-90%.

Document Technology
Our Document Technology segment includes the sale of products and supplies, as well as the associated maintenance and financing of those products.
Document Technology Revenue Breakdown:

	Three Months Ended September 30,
(in millions)	2016	2015	% Change	CC % Change
Equipment sales	$453	$525	(14)%	(13)%
Annuity revenue	1,173	1,253	(6)%	(5)%
Total Revenue	$1,626	$1,778	(9)%	(7)%
____________________________
CC - Constant Currency (See "Non-GAAP Financial Measures" section)
Third quarter 2016 Document Technology revenue of $1,626 million decreased 9% from third quarter 2015, with a 2-percentage point negative impact from currency. Document Technology revenues exclude Document Outsourcing. Inclusive of Document Outsourcing, third quarter 2016 aggregate document-related revenue decreased 6% from third quarter 2015, with a 1-percentage point negative impact from currency. Document Technology segment revenue results included the following:

•
Equipment sales revenue declined 14% from third quarter 2015, with a 1-percentage point negative impact from currency. The decline was driven by fewer large-account sales in North America, lower OEM sales and continued migration of customers to our partner print services offering (included in our Services segment) as well as overall price declines that continue to be within our historical range of 5 to 10%. These declines were partially offset by moderate benefits from improved sales in our high-end color category following the drupa trade show.

•
Annuity revenue decreased 6% from third quarter 2015, with a 1-percentage point negative impact from currency. The annuity revenue reduction reflects lower equipment sales in prior periods, ongoing page declines and lower supplies demand, as well as the continued migration of customers to our partner print services offering (included in our Services segment).

Document Technology revenue mix was 57% mid-range, 24% high-end and 19% entry, consistent with recent quarters.
Segment Margin
Third quarter 2016 Document Technology segment margin of 13.1% declined 0.8-percentage points from third quarter 2015, but included a 0.9-percentage point improvement in gross margin. The gross margin increase reflects restructuring and productivity improvements only partially offset by price declines. SAG increased as a percent of revenue primarily due to prior-year compensation and benefit expense adjustments and a decline in segment revenues.

Total Installs (Document Technology and Document Outsourcing)2
Install activity includes Document Outsourcing and Xerox-branded products shipped to Global Imaging Systems. Detail by product group (see Appendix II) is shown below:

Entry3

•	16% increase in color multifunction devices due to the benefit of recent product launches and improvements in developing markets.

•	12% decrease in black-and-white multifunction devices.

Mid-Range

•	7% increase in mid-range color installs including the benefit of recent product launches.

•	25% decrease in mid-range black-and-white reflecting in part fewer large-account installs.

High-End

•	6% increase in high-end color systems, excluding Fuji Xerox digital front-end sales, due to a favorable impact from the drupa printing trade show.

•	1% decrease in high-end black-and-white systems.

Other
Revenue
Third quarter 2016 Other revenue of $188 million was flat from third quarter 2015, with a 1-percentage point negative impact from currency. The anticipated run-off of the Student Loan business, now reported in Other, and lower wide-format revenues were offset by higher paper and network integration-related solution sales. Total paper revenue (all within developing markets) and the Student Loan business combined comprise nearly half of Other revenue.
Other Loss
Third quarter 2016 Other loss of $65 million increased $10 million from third quarter 2015. Other expenses, net (excluding Deferred compensation investment gains) are reported within Other and were $58 million in third quarter 2016 as compared to $68 million in third quarter 2015. The $10 million reduction was primarily due to a decline in non-financing interest expense. Remaining Other loss of $7 million in third quarter 2016 increased $20 million from third quarter 2015 income of $13 million primarily related to lower profitability in the Student Loan business.
____________________________

Notes:

(1)	See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.

(2)	Revenue from Document Outsourcing installations is reported in the Services segment.

(3)	Entry installations exclude OEM sales; including OEM sales, Entry color multifunction devices increased 4%, while Entry black-and-white multifunction devices increased 6%.

Capital Resources and Liquidity
The following table summarizes our cash and cash equivalents for the three months ended September 30, 2016 and 2015:

	Three Months Ended September 30,
(in millions)	2016	2015	Change
Net cash provided by operating activities	$370	$271	$99
Net cash used in investing activities	(69)	(206)	137
Net cash used in financing activities	(84)	(888)	804
Effect of exchange rate changes on cash and cash equivalents	3	(14)	17
Increase (decrease) in cash and cash equivalents	220	(837)	1,057
Cash and cash equivalents at beginning of period	1,203	1,641	(438)
Cash and Cash Equivalents at End of Period	$1,423	$804	$619

Cash Flows from Operating Activities
Net cash provided by operating activities was $370 million in third quarter 2016. The $99 million increase in operating cash from third quarter 2015 was primarily due to the following:

•
Pre-tax income before depreciation and amortization, stock-based compensation, restructuring and related costs, separation-related costs and the prior year HE charge was essentially flat year-over-year.

•
$97 million increase from the settlements of foreign currency derivative contracts. This increase primarily offsets the negative currency impacts on our Yen-denominated inventory purchases as well as other foreign currency denominated payments recorded in inventory and accounts payable.

•	$78 million increase from finance receivables primarily related to a higher level of run-off due to lower originations and to a reduced impact from 2012 and 2013 finance receivable sales.

•	$49 million increase primarily due to lower inventory requirements.

•	$15 million increase due to lower pension contributions.

•	$44 million decrease from higher restructuring and related payments.

•	$43 million decrease from accounts receivable primarily due to the lower impact from sales of receivables.

•	$39 million decrease reflecting settlement payments associated with our prior year decision to not fully complete the HE implementations in California and Montana.

•	$21 million decrease due to payments for separation-related costs.

Cash Flows from Investing Activities
Net cash used in investing activities was $69 million in third quarter 2016. The $137 million decrease in the use of cash was primarily due to the 2015 acquisition of RSA Medical LLC for $141 million.

Cash Flows from Financing Activities
Net cash used in financing activities was $84 million in third quarter 2016. The $804 million increase in cash from third quarter 2015 was primarily due to the following:

•	$691 million increase as there were no share repurchases in 2016.

•	$73 million increase from net debt activity. Third quarter 2015 reflects a reduction in Commercial Paper of $461 million offset by proceeds of $396 million on Senior Notes.

•	$35 million increase due to the absence of a stock-based award vesting in 2016.

Customer Financing Activities
The following represents our total finance assets, net associated with our lease and finance operations:

(in millions)	September 30, 2016	December 31, 2015
Total finance receivables, net (1)	$3,835	$3,988
Equipment on operating leases, net	488	495
Total Finance Assets, net (2)	$4,323	$4,483
____________________________

(1)	Includes (i) billed portion of finance receivables, net, (ii) finance receivables, net and (iii) finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.

(2)	The change from December 31, 2015 includes an increase of $16 million due to currency across all Finance Assets.

The following summarizes our debt:

(in millions)	September 30, 2016	December 31, 2015
Principal debt balance(1)	$7,400	$7,365
Net unamortized discount	(45)	(52)
Debt issuance costs(2)	(23)	(28)
Fair value adjustments(3)
- terminated swaps	32	47
- current swaps	15	7
Total Debt	$7,379	$7,339
____________________________

(1)	Includes Notes Payable of $5 million and $3 million as of September 30, 2016 and December 31, 2015, respectively.

(2)
Reflects the adoption of ASU 2015-03, Interest - Imputation of Interest: Simplifying the Presentation of Debt Issuance Costs effective January 1, 2016, which requires debt issuance costs to be presented as a direct deduction from the carrying amount of the corresponding debt liability. Prior year amounts were revised to reflect the new presentation.

(3)
Fair value adjustments include the following: (i) fair value adjustments to debt associated with terminated interest rate swaps, which are being amortized to interest expense over the remaining term of the related notes; and (ii) changes in fair value of hedged debt obligations attributable to movements in benchmark interest rates. Hedge accounting requires hedged debt instruments to be reported inclusive of any fair value adjustment

Our lease contracts permit customers to pay for equipment over time rather than at the date of installation; therefore, we maintain a certain level of debt (that we refer to as financing debt) to support our investment in these lease contracts, which are reflected in total finance assets, net. For this financing aspect of our business, we maintain an assumed 7:1 leverage ratio of debt to equity as compared to our finance assets.
Based on this leverage, the following represents the breakdown of total debt between financing debt and core debt:

(in millions)	September 30, 2016	December 31, 2015
Financing debt(1)	$3,783	$3,923
Core debt	3,596	3,416
Total Debt	$7,379	$7,339
____________________________

(1)
Financing debt includes $3,356 million and $3,490 million as of September 30, 2016 and December 31, 2015, respectively, of debt associated with total finance receivables, net and is the basis for our calculation of “Equipment financing interest” expense. The remainder of the financing debt is associated with equipment on operating leases.

Sales of Accounts Receivable
Accounts receivable sales arrangements are utilized in the normal course of business as part of our cash and liquidity management. We have facilities in the U.S., Canada and several countries in Europe that enable us to sell certain accounts receivable without recourse to third-parties. The accounts receivables sold are generally short-term trade receivables with payment due dates of less than 60 days. Accounts receivable sales for the periods presented were as follows:

	Three Months Ended September 30,
(in millions)	2016	2015
Accounts receivable sales	$591	$551
Deferred proceeds	54	67
Loss on sales of accounts receivable	4	3
Estimated decrease to operating cash flows (1)	(60)	(31)
____________________________

(1)	Represents the difference between current and prior period receivable sales adjusted for the effects of the deferred proceeds, collections prior to the end of the quarter and currency.

Sales of Finance Receivables
In 2013 and 2012, we transferred our entire interest in certain groups of lease finance receivables to third-party entities. The transfers were accounted for as sales and resulted in the de-recognition of lease receivables with a net carrying value of $676 million in 2013 and $682 million in 2012, respectively. We continue to service the sold receivables and record servicing fee income over the expected life of the associated receivables.
The net impact on operating cash flows from these transactions for the periods presented is summarized below:

	Three Months Ended September 30,
(in millions)	2016	2015
Impact from prior sales of finance receivables (1)	$(41)	$(79)
Collections on beneficial interest	6	12
Estimated decrease to operating cash flows	$(35)	$(67)
____________________________

(1)	Represents cash that would have been collected if we had not sold finance receivables.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations, including with respect to the proposed separation of the Business Process Outsourcing ("BPO") business from the Document Technology and Document Outsourcing business, the expected timetable for completing the separation, the future financial and operating performance of each business, the strategic and competitive advantages of each business, future opportunities for each business and the expected amount of cost reductions that may be realized in the cost transformation program, and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that our bids do not accurately estimate the resources and costs required to implement and service very complex, multi-year governmental and commercial contracts, often in advance of the final determination of the full scope and design of such contracts or as a result of the scope of such contracts being changed during the life of such contracts; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; service interruptions; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions and the relocation of our service delivery centers; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems; the risk in the hiring and retention of qualified personnel; the risk that unexpected costs will be incurred; our ability to recover capital investments; the risk that our Services business could be adversely affected if we are unsuccessful in managing the start-up of new contracts; the collectability of our receivables for unbilled services associated with very large, multi-year contracts; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to expand equipment placements; interest rates, cost of borrowing and access to credit markets; the risk that our products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives; the outcome of litigation and regulatory proceedings to which we may be a party; the possibility that the proposed separation of the BPO business from the Document Technology and Document Outsourcing business will not be consummated within the anticipated time period or at all, including as the result of regulatory, market or other factors; the potential for disruption to our business in connection with the proposed separation; the potential that BPO and Document Technology and Document Outsourcing do not realize all of the expected benefits of the separation; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016 and our 2015 Annual Report on Form 10-K filed with the SEC. Such factors also include, but are not limited to, the factors that are set forth in the "Risk Factors" section, the "Legal Proceedings" section and other sections of the Conduent Incorporated Form 10 Registration Statement, as amended, filed with the SEC. Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures
We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using the non-GAAP measures described below. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related income tax effects.
A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the third quarter 2016 presentation slides available at www.xerox.com/investor.

These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP.

NOTE: In 2016 we revised our calculation of Adjusted Earnings Measures to exclude the following items in addition to the amortization of intangibles:

•	Restructuring and related costs including those related to Fuji Xerox.

•	The non-service related elements of our defined benefit pension and retiree health plan costs (retirement related).

•	Separation costs

Prior year amounts were revised accordingly to reflect these changes.
Adjusted Revenue, Costs and Expenses, and Margin
As previously discussed, during the third quarter 2015 we recorded a pre-tax charge (HE charge) of $389 million, which included a $116 million reduction to revenues. As a result of the significant impact of the HE charge on our reported revenues, costs and expenses as well as key metrics for the prior year period, we also discussed our results using non-GAAP measures which exclude the impact of the HE charge. In addition to the magnitude of the charge and its impact on our prior-year reported results, we excluded the HE charge due to the fact that it was primarily a unique charge associated with the conclusion, reached after a series of discussions, that fully completing our HE platform implementations in California and Montana was no longer considered probable. This adjustment was in addition to the adjustments noted below.
Adjusted Earnings Measures

•	Net income and Earnings per share (EPS)

•	Effective tax rate

•	Gross margin, RD&E and SAG (adjusted for non-service retirement related costs only)

The above measures were adjusted for the following items:

•
Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

•
Restructuring and related costs: Restructuring and related costs include restructuring and asset impairment charges as well as costs associated with our Strategic Transformation program beyond those normally included in restructuring and asset impairment charges. Restructuring consists of costs primarily related to severance and benefits paid to employees pursuant to formal restructuring and workforce reduction plans. Asset impairment includes costs incurred for those assets sold, abandoned or made obsolete as a result of our restructuring actions, exiting from a business or other strategic business changes. Additional costs for our Strategic Transformation program are primarily related to the implementation of strategic actions and initiatives and include third-party professional service costs as well as one-time incremental costs. All of these costs can vary significantly in terms of amount and frequency based on the nature of the actions as well as the changing needs of the business. Accordingly, due to that significant variability, we will exclude these charges since we do not believe they provide meaningful insight into our current or past operating performance nor do we believe they are reflective of our expected future operating expenses as such charges are expected to yield future benefits and savings with respect to our operational performance.

•
Non-service retirement related costs: Our defined benefit pension and retiree health costs include several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets as well as those that are predominantly legacy in nature and related to employees who are no longer providing current service to the Company (e.g. retirees and ex-employees). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) amortized actuarial gains/losses and (iv) the impacts of any plan settlements/curtailments. Accordingly, we consider these elements of our periodic retirement plan costs to be outside the operational performance of the business or legacy costs and not necessarily indicative of current or future cash flow requirements. Adjusted earnings will continue to include the elements of our retirement costs related to current employee service (service cost and amortization of prior service cost) as well as the cost of our defined contribution plans.

•
Separation costs: Separation costs are expenses incurred in connection with Xerox's planned separation into two independent, publicly traded companies. Separation costs are primarily for third-party investment banking, accounting, legal, consulting and other similar types of services related to the separation transaction as well as costs associated with the operational separation of the two companies, such as those related to human resources, brand management, real estate and information management to the extent not capitalized. Separation costs also include the costs associated with bonuses and restricted stock grants awarded to employees for retention through the separation as well as incremental income tax expense related to the reorganization of legal entities and operations in order to effect the legal separation of the Company. These costs are incremental to normal operating charges and are being incurred solely as a result of the separation transaction. Accordingly, we are excluding these expenses from our Adjusted Earnings Measures in order to evaluate our performance on a comparable basis.

Operating Income
We also calculate and utilize operating income and margin earnings measures by adjusting our pre-tax income and margin amounts to exclude certain items. In addition to the costs noted for our Adjusted Earnings measures, operating income and margin also exclude other expenses, net. Other expenses, net is primarily comprised of non-financing interest expense and also includes certain other non-operating costs and expenses. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.
Constant Currency
To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” In 2016 we revised our calculation of the currency impact on revenue growth, or constant currency revenue growth, to include the currency impacts from the developing market countries (Latin America, Brazil, Middle East, India, Eurasia and Central-Eastern Europe), which had been previously excluded from the calculation. As a result of economic changes in these markets over the past few years, we currently manage our exchange risk in our developing market countries in a similar manner to the exchange risk in our developed market countries, and therefore, the exclusion of the developing market countries from the calculation of the currency effect is no longer warranted. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.
Free Cash Flow
To better understand trends in our business, we believe that it is helpful to adjust cash flows from operations to exclude amounts for capital expenditures including internal use software. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It provides a measure of our ability to fund acquisitions, dividends and share repurchase. It is also used to measure our yield on market capitalization.
Summary:

Management believes that all of these non-GAAP financial measures provide an additional means of analyzing the current period’s results against the corresponding prior period’s results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.

A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:
Net Income (Loss) and EPS reconciliation:

	Three Months Ended September 30, 2016		Three Months Ended September 30, 2015
(in millions, except per share amounts)	Net Income	EPS	Net (Loss) Income	EPS
Reported(1)	$181	$0.17	$(31)	$(0.04)
Adjustments:
Amortization of intangible assets	77		77
HE Charge (2015 only)	—		389
Restructuring and related costs - Xerox	32		20
Non-service retirement related costs	34		30
Separation costs	39		—
Income tax adjustments(2)	(77)		(198)
Tax related separation costs(2)	(2)		—
Restructuring charges - Fuji Xerox	2		2
Adjusted	$286	$0.27	$289	$0.27
Weighted average shares for adjusted EPS(3)		1,052		1,078
Fully diluted shares at end of period(4)		1,052
____________________________

(1)	Net income (loss) and EPS from continuing operations.

(2)	Refer to Effective Tax Rate reconciliation.

(3)
Average shares for the calculations of adjusted EPS include 27 million of shares associated with our Series A convertible preferred stock and therefore the related quarterly dividend of $6 million was excluded.

(4)
Represents common shares outstanding at September 30, 2016 as well as shares associated with our Series A convertible preferred stock plus potential dilutive common shares used for the calculation of diluted earnings per share for the third quarter 2016.

Effective Tax Rate reconciliation:

	Three Months Ended September 30, 2016			Three Months Ended September 30, 2015
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax (Loss) Income	Income Tax (Benefit) Expense	Effective Tax Rate
Reported(1)	$150	$5	3.3%	$(173)	$(105)	60.7%
Non-GAAP Adjustments(2)	182	77		516	198
Tax related separation costs	—	2		—	—
Adjusted - revised (3)	$332	$84	25.3%	$343	$93	27.1%
____________________________

(1)	Pre-Tax Income (Loss) and Income Tax Expense (Benefit) from continuing operations.

(2)	Refer to Net Income (Loss) and EPS reconciliation for details. Amounts exclude Fuji Xerox restructuring as these amounts are net of tax.

(3)
The tax impact on Adjusted Pre-Tax Income from continuing operations is calculated under the same accounting principles applied to the As Reported Pre-Tax Income under ASC 740, which employs an annual effective tax rate method to the results.

Operating Income / Margin reconciliation:

	Three Months Ended September 30, 2016			Three Months Ended September 30, 2015
(in millions)	Profit	Revenue	Margin	(Loss) Profit	Revenue	Margin
Reported Pre-Tax Income (Loss)(1)	$150	$4,212	3.6%	$(173)	$4,333	(4.0)%
Adjustments:
Amortization of intangible assets	77			77
Restructuring and related costs - Xerox	32			20
HE charge (2015 only)	—			389	116
Non-service retirement related costs	34			30
Separation costs	39			—
Other expenses, net	56			73
Adjusted Operating	$388	$4,212	9.2%	$416	$4,449	9.4%
Equity in net income of unconsolidated affiliates	39			40
Business transformation costs	2			2
Restructuring charges - Fuji Xerox	2			2
HE charge (2015 only)	—			(389)	(116)
Other expenses, net*	(57)			(74)
Segment Profit (Loss)/Revenue	$374	$4,212	8.9%	$(3)	$4,333	(0.1)%
____________________________

(1)	Profit (Loss) and Revenue from continuing operations.
* Includes rounding adjustments.

Revenue/Segment reconciliation:

	Three Months Ended September 30, 2015
(in millions)	Total Revenue	Annuity Revenue	Outsourcing, Maintenance and Rentals Revenue	Total Segment (Loss) Profit(2)	Total Segment Margin(2)
Reported(1)	$4,333	$3,665	$3,098	$(3)	(0.1)%
Adjustment:
HE Charge	116	116	116	389
Adjusted	$4,449	$3,781	$3,214	$386	8.7%
____________________________

(1)	Revenue from continuing operations.

(2)	Revised to exclude non-service retirement related costs.

Services Segment reconciliation:

	Three Months Ended September 30, 2015(1)
(in millions)	Annuity Revenue	BPO Revenue	Segment Revenue	% of Total Revenue	Segment (Loss) Profit(3)	Segment Margin(3)
Reported(2)	$2,250	$1,566	$2,367	55%	$(196)	(8.3)%
Adjustment:
HE Charge	116	116	116		389
Adjusted	$2,366	$1,682	$2,483	56%	$193	7.8%
____________________________

(1)	Revised to reflect the transfer of the Education/Student Loan business from the Services segment to Other.

(2)	Revenue from continuing operations.

(3)	Revised to exclude non-service retirement related costs.

Key Financial Ratios reconciliation:

	Three Months Ended September 30, 2016			Three Months Ended September 30, 2015
(in millions)	As Reported(1)	Non-service retirement related costs	Adjusted	As Reported(1)	HE Charge	Non-service retirement related costs	Adjusted
Revenues	$4,212	$—	$4,212	$4,333	$116	$—	$4,449
Gross Profit	1,307	13	1,320	987	389	10	1,386
RD&E	126	(7)	119	135		(6)	129
SAG	827	(14)	813	855		(14)	841

Gross Margin	31.0%		31.3%	22.8%			31.2%
RD&E as a % of Revenue	3.0%		2.8%	3.1%			2.9%
SAG as a % of Revenue	19.6%		19.3%	19.7%			18.9%
____________________________

(1)	Revenue and costs from continuing operations.

Guidance:

Earnings Per Share
	Q4 2016	FY 2016
GAAP EPS from Continuing Operations	$0.11 - $0.14	$0.45 - $0.48
Non-GAAP Adjustments	$0.21	$0.66
Adjusted EPS	$0.32 - $0.35	$1.11 - $1.14
____________________________
Note: Adjusted EPS guidance excludes amortization of intangible assets, restructuring and related costs, non-service retirement related costs and separation costs.

(in millions)	Free Cash Flow FY 2016
Cash Flow from Operations	$950 - $1,200
Capital Expenditures (including Internal Use Software)	$350
Free Cash Flow	$600 - $850

2015 Net Income and EPS reconciliation based on 2016 revised methodology:

	Q4 2015		FY 2015
(in millions, except per share amounts)	Net Income	EPS	Net Income	EPS
Reported (1)	$285	$0.27	$552	$0.49
Adjustments:
Amortization of intangible assets	77		310
HE charge	—		389
Restructuring and related charges - Xerox	(5)		186
Non-service retirement related costs	34		116
Income tax on adjustments (2)	(45)		(380)
Restructuring charges - Fuji Xerox	—		4
Adjusted - revised	$346	$0.33	$1,177	$1.07

Adjusted - previous basis	$333	$0.32	$1,076	$0.98

Weighted average shares - adjusted EPS (3)		1,046		1,103
____________________________

(1)	Net Income and EPS from continuing operations.

(2)
The tax impact on the Adjusted Pre-Tax Income from continuing operations is calculated under the same accounting principles applied to the As Reported Pre-Tax Income under ASC 740, which employs an annual effective tax rate method to the results - See Effective Tax Rate reconciliation.

(3)	Average shares for the calculations of adjusted EPS include 27 million of shares associated with our Series A convertible preferred stock.

2015 Adjusted Effective Tax Rate reconciliation based on 2016 revised methodology:

	Q4 2015			FY 2015
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax Income	Income Tax (Benefit) Expense	Effective Tax Rate
Reported (1)	$310	$52	16.8%	$412	$(23)	(5.6)%
Non-GAAP Adjustments (2)	106	45		1,001	380
Adjusted - revised (3)	$416	$97	23.3%	$1,413	$357	25.3%

Adjusted - previous basis			20.9%			23.7%
____________________________

(1)	Pre-Tax Income and Income Tax Expense (Benefit) from continuing operations.

(2)	See Net Income and EPS reconciliation for details. Amounts exclude Fuji Xerox restructuring as these amounts are net of tax.

(3)
The tax impact on the Adjusted Pre-Tax Income from continuing operations is calculated under the same accounting principles applied to the As Reported Pre-Tax Income under ASC 740, which employs an annual effective tax rate method to the results.

APPENDIX I
Xerox Corporation
Earnings per Common Share
(in millions except per share data, shares in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Basic Earnings (Loss) per Share:
Net income (loss) from continuing operations attributable to Xerox	$181	$(31)	$370	$267
Accrued dividends on preferred stock	(6)	(6)	(18)	(18)
Net income (loss) from continuing operations available to common shareholders	$175	$(37)	$352	$249
Net loss from discontinued operations attributable to Xerox	—	(3)	—	(64)
Net income (loss) available to common shareholders	$175	$(40)	$352	$185
Weighted average common shares outstanding	1,013,718	1,045,131	1,013,360	1,080,020
Basic Earnings (Loss) per Share:
Continuing operations	$0.17	$(0.04)	$0.35	$0.23
Discontinued operations	—	—	—	(0.06)
Total	$0.17	$(0.04)	$0.35	$0.17
Diluted Earnings (Loss) per Share:
Net income (loss) from continuing operations attributable to Xerox	$181	$(31)	$370	$267
Accrued dividends on preferred stock	(6)	(6)	(18)	(18)
Net income (loss) from continuing operations available to common shareholders	$175	$(37)	$352	$249
Net loss from discontinued operations attributable to Xerox	—	(3)	—	(64)
Net income (loss) available to common shareholders	$175	$(40)	$352	$185
Weighted average common shares outstanding - basic	1,013,718	1,045,131	1,013,360	1,080,020
Common shares issuable with respect to:
Stock options	601	—	691	1,265
Restricted stock and performance shares	10,978	—	8,326	11,995
Convertible preferred stock	—	—	—	—
Weighted average common shares outstanding - diluted	1,025,297	1,045,131	1,022,377	1,093,280
Diluted Earnings (Loss) per Share:
Continuing operations	$0.17	$(0.04)	$0.34	$0.23
Discontinued operations	—	—	—	(0.06)
Total	$0.17	$(0.04)	$0.34	$0.17
The following securities were not included in the computation of diluted earnings per share as they were either contingently issuable shares or shares that if included would have been anti-dilutive:
Stock options	1,307	3,391	1,217	2,125
Restricted stock and performance shares	22,631	25,996	25,283	18,214
Convertible preferred stock	26,966	26,966	26,966	26,966
Total Anti-Dilutive Securities	50,904	56,353	53,466	47,305

Dividends per Common Share	$0.0775	$0.0700	$0.2325	$0.2100

APPENDIX II
Xerox Corporation
Reconciliation of Segment Operating Profit to Pre-Tax Income

	Three Months Ended September 30,
(in millions)	2016	2015
Segment Profit (Loss)(1)	$374	$(3)
Reconciling items:
Restructuring and related costs	(32)	(20)
Restructuring charges of Fuji Xerox	(2)	(2)
Business transformation costs	(2)	(2)
Amortization of intangible assets	(77)	(77)
Non-service retirement-related costs	(34)	(30)
Equity in net income of unconsolidated affiliates	(39)	(40)
Separation costs	(39)	—
Other	1	1
Pre-Tax Income (Loss)	$150	$(173)
__________________________
(1) Revised to exclude non-service retirement related costs.
Note: Certain reclassifications of prior year amounts have been made to conform to current year presentation.
Our reportable segments are aligned to how we manage the business and view the markets we serve. Our reportable segments are Services, Document Technology and Other.

Services:
The Services segment comprises two service offerings:

▪	Business Process Outsourcing.

▪	Document Outsourcing, which includes Managed Print Services, Central Print Services and revenues from our partner print services offerings.

Document Technology:
The Document Technology segment is centered around strategic product groups, which share common technology, manufacturing and product platforms. This segment includes the sale of document systems and supplies, provision of technical service and financing of products. Our products range from:

▪	“Entry”, which includes A4 devices and desktop printers.

▪
“Mid-Range”, which includes A3 devices that generally serve workgroup environments in mid to large enterprises. This includes products that fall into the market categories, Color 41+ppm <$100K and Light Production 91+ppm <$100K.

▪	“High-End”, which includes production printing and publishing systems that generally serve the graphic communications marketplace and large enterprises.

Other:
Other includes paper sales in our developing market countries, Wide Format Systems, licensing revenue, Global Imaging network integration solutions and electronic presentation systems, student loan processing and non-allocated corporate items including non-financing interest and other items included in other expenses, net.